Exhibit 99.1

New York Community Bancorp, Inc. Reports 1Q 2017 Diluted Earnings Per Common Share of $0.21

Board of Directors Declares a $0.17 per Common Share Dividend

1Q 2017 Highlights

  Earnings:
    Net income available to common shareholders totaled $104.0 million, providing a 0.85% return on average assets and a 6.76% return on average common stockholders’ equity.
    The return on average tangible assets was 0.90% in the quarter, and the return on average tangible common stockholders’ equity was 11.20%.(1)
  Net Interest Margin:
    The Company’s margin declined 15 basis points ("bps") to 2.71% in the quarter, largely reflecting a nine-basis point decline in the contribution of prepayment income to 11 bps.
    Excluding prepayment income (i.e., on a non-GAAP basis), the margin would have declined six bps sequentially.(2)
  Capital Position:
    In March, the Company issued $515 million of preferred stock.
    The benefit is reflected in the Company’s regulatory capital measures, with its tier 1 risk-based capital ratio rising to 12.23%, total risk-based capital ratio rising to 13.72%, and leverage capital ratio rising to 9.24% at quarter-end.
    In addition, common stockholders’ equity represented 12.58% of total assets, and tangible common stockholders’ equity represented 7.99% of tangible assets at that date.(1)
  Asset Quality:
    Non-performing non-covered assets represented $70.4 million, or 0.15%, of total non-covered assets at 3/31/2017.
    Non-performing non-covered loans represented $60.1 million, or 0.16%, of total non-covered loans.
    Net charge-offs represented 0.01% of average loans.
  Balance Sheet Management:
    Assets totaled $48.8 billion at 3/31/2017, bringing the four-quarter average to $49.1 billion at that date.
    Non-covered loans held for investment represented $37.3 billion of the quarter-end total, comparable to the balance at 12/31/2016.
    Loan originations totaled $2.2 billion in the quarter, including $1.7 billion of held-for-investment loans.

WESTBURY, N.Y.--(BUSINESS WIRE)--April 26, 2017--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported earnings of $104.0 million, or $0.21 per diluted common share, for the three months ended March 31, 2017.

__________
(1)

“Tangible assets” and “tangible common stockholders’ equity” are non-GAAP financial measures. Please see the discussion and reconciliations of these non-GAAP measures to the comparable GAAP measures on page 13 of this release.

(2)

“Adjusted net interest margin” is a non-GAAP financial measure. Please see the discussion and reconciliation of this non-GAAP measure to the comparable GAAP measure beginning on page 7 of this release.

Commenting on the Company’s performance, President and Chief Executive Officer Joseph R. Ficalora stated, “The quarter’s results were indicative of the trend we’ve seen since mid-November, when the level of market interest rates began to rise. The volatility of market interest rates has constrained the growth of our assets and our prepayment income, as fewer borrowers have opted to purchase new properties or refinance, and as the Company has become more selective in its lending activities.

“Yet despite these particular challenges, we generated first quarter earnings of $104.0 million, equivalent to $0.21 per diluted common share. We also enhanced our stockholders’ equity and regulatory capital levels through the issuance of $515 million of preferred stock. At 12.23% and 13.72%, our tier 1 and total risk-based capital ratios now exceed those of our regional bank peers.

“Our first quarter performance also reflects the consistent quality of our assets. Non-performing non-covered assets represented 0.15% of total non-covered assets, despite a linked-quarter increase in non-accrual New York City taxi medallion loans. Absent taxi medallion loans, which totaled $24.4 million, non-performing non-covered loans would have amounted to $35.8 million at March 31st.

“The quality of our loan portfolio is furthermore reflected in the absence of any net charge-offs on the loans that comprise the bulk of our held-for-investment loans. In other words, in the first three months of 2017, our portfolios of multi-family, commercial real estate, and specialty finance loans and leases generated no losses. The same can be said of our portfolios of acquisition, development, and construction, and one-to-four family loans.

“While operating efficiently is another traditional focus, our operating expenses continued to rise in the first three months of this year. The increase in expenses was expected, as previously stated, given the rising cost of regulatory compliance and the related investment in our intellectual capital and infrastructure as we continue our preparations to become a SIFI bank. In connection with these increases, and others, and the decline in net interest income, our efficiency ratio was substantially higher this quarter than it has been in the past. At the same time, the level of non-interest income we recorded was comparatively stable, with mortgage banking income rising sequentially as well as year-over-year.”

Board of Directors Declares $0.17 per Common Share Dividend Payable on May 19, 2017

“Reflecting our earnings and our capital position, the Board of Directors last night declared a quarterly cash dividend of $0.17 per common share. The dividend is payable on May 19, 2017 to common shareholders of record as of May 8th, and represents a dividend yield of 4.9% based on yesterday’s closing price,” Mr. Ficalora said.

BALANCE SHEET SUMMARY

The Company recorded total assets of $48.8 billion at the end of the first quarter, down $102.0 million from the balance at December 31, 2016. Loans, net, and securities represented $39.0 billion and $3.7 billion, respectively, of the March 31st balance and were down $334.8 million and $124.7 million, respectively, from the year-end balances.

For the four quarters ended March 31, 2017, the Company’s total consolidated assets averaged $49.1 billion, below the current SIFI threshold of $50.0 billion.

Loans

Covered Loans

Primarily reflecting repayments, covered loans, net, fell $93.2 million to $1.6 billion, representing 4.1% of total loans, net, at March 31, 2017.

Accretion on the covered loan portfolio totaled $31.6 million and $33.3 million, respectively, in the current and year-earlier three-month periods.

Non-Covered Loans Held for Investment

Non-covered loans held for investment, net, totaled $37.2 billion at the end of the current first quarter, comparable to the balance at December 31st. In addition to a decrease in originations, loan growth was tempered by prepayments and by sales of participations totaling $214.9 million, as compared to $320.1 million in the trailing three-month period.

Multi-family loans and commercial real estate (“CRE”) loans accounted for $122.2 million and $92.7 million, respectively, of loans sold during the first quarter, as compared to $246.4 million and $70.3 million, respectively, of loans sold in the trailing three months.

The following table summarizes the Company’s production of loans held for investment for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016:

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2017	2016	2016
Mortgage Loans Originated for Investment:
Multi-family	$954,613	$1,154,934	$1,580,787
Commercial real estate	250,342	287,754	81,423
One-to-four family	43,859	55,857	75,207
Acquisition, development, and construction	12,919	26,328	39,145
Total mortgage loans originated for investment	$1,261,733	$1,524,873	$1,776,562
Other Loans Originated for Investment:
Specialty finance	$269,164	$358,811	$197,212
Other commercial and industrial	122,155	140,910	170,359
Other	885	846	910
Total other loans originated for investment	$392,204	$500,567	$368,481
Total loans originated for investment	$1,653,937	$2,025,440	$2,145,043

The following table provides additional information about the Company’s multi-family and CRE loan portfolios at March 31, 2017, December 31, 2016, and March 31, 2016:

(dollars in thousands)	March 31, 2017		December 31, 2016		March 31, 2016
Multi-Family Loan Portfolio:
Loans outstanding	$27,053,626		$26,961,486		$26,423,675
Percent of total held-for-investment loans	72.5%		72.1%		73.0%
Average principal balance	$5,491		$5,454		$5,353
Weighted average life	3.3	years	2.9	years	2.9	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,536,268		$7,727,258		$7,679,780
Percent of total held-for-investment loans	20.2%		20.7%		21.2%
Average principal balance	$5,636		$5,644		$5,355
Weighted average life	3.1	years	3.4	years	3.3	years

The March 31st balance of loans held for investment also reflects the following linked-quarter increases:

  One-to-four family loans rose $35.9 million sequentially to $417.0 million, primarily reflecting the production of prime jumbo hybrid loans. One-to-four family loans represented 1.1% of total loans held for investment, a modest rise from the ratio at December 31st.
  Acquisition, development, and construction loans rose a modest $1.8 million to $382.3 million, representing 1.0% of total held-for-investment loans, at the end of March.
  Other loans rose $8.9 million sequentially to $1.9 billion, representing 5.2% of the March 31st balance, consistent with the percentage at December 31st. The increase was primarily the net effect of a $13.3 million rise in specialty finance loans and leases to $1.3 billion and a $3.3 million decline in other commercial and industrial loans to $629.9 million. The latter balance included New York City taxi medallion loans of $146.7 million, representing 0.39% of the total held-for-investment loan portfolio.

Non-Covered Loans Held for Sale

The Company originated loans held for sale of $560.2 million in the current first quarter, a $507.2 million decrease from the trailing-quarter volume and a $338.9 million decrease from the volume at March 31, 2016. The decline in production was attributable to the rise in residential mortgage interest rates since last November, which resulted in a decline in refinancing activity. As a result, the balance of loans held for sale fell $193.2 million sequentially to $216.0 million, representing 0.55% of total loans, net, at March 31, 2017. The impact is also reflected in the average balance of loans held for sale in the current first quarter ($267.4 million), as compared to the average balances in the trailing and year-earlier three-month periods ($537.8 million and $348.1 million, respectively).

Pipeline

The Company has approximately $2.0 billion of loans in its current pipeline, including loans held for investment of approximately $1.6 billion and one-to-four family loans held for sale of approximately $400 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired, or “PCI,” loans) and non-covered other real estate owned ("OREO").

Non-performing non-covered assets represented $70.4 million, or 0.15%, of total non-covered assets at the end of the current first quarter, as compared to $68.1 million, or 0.14%, at December 31, 2016. While non-covered OREO fell $1.3 million sequentially to $10.3 million, non-performing non-covered loans rose $3.7 million to $60.1 million, representing 0.16% of total non-covered loans.

The rise in non-performing non-covered loans was driven by an increase in non-accrual New York City taxi medallion credits, which are included in “other” non-accrual non-covered loans. At March 31, 2017, non-accrual taxi medallion loans rose to $24.4 million from $15.2 million and $6.4 million, respectively, at December 31, 2016 and March 31, 2016. The increase in other non-performing non-covered loans was, to a large degree, tempered by a $7.6 million reduction in non-performing non-covered mortgage loans to $31.2 million.

The following table presents the Company’s non-performing non-covered loans and assets at March 31, 2017, December 31, 2016, and March 31, 2016:

(in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$11,555	$13,558	$15,900
Commercial real estate	3,327	9,297	11,863
One-to-four family	10,093	9,679	11,172
Acquisition, development, and construction	6,200	6,200	--
Total non-accrual non-covered mortgage loans	$31,175	$38,734	$38,935
Other non-accrual non-covered loans (1)	28,969	17,735	10,298
Total non-performing non-covered loans	$60,144	$56,469	$49,233
Non-covered other real estate owned	10,259	11,607	15,414
Total non-performing non-covered assets	$70,403	$68,076	$64,647

(1)	Includes $24.4 million, $15.2 million, and $6.4 million, respectively, of non-accrual non-covered New York City taxi medallion loans.

The following table presents the Company's asset quality measures at March 31, 2017, December 31, 2016, and March 31, 2016:

	March 31, 2017	December 31, 2016	March 31, 2016
Non-performing non-covered loans to total
non-covered loans	0.16%	0.15%	0.14%
Non-performing non-covered assets to total
non-covered assets	0.15	0.14	0.14
Allowance for losses on non-covered loans to non-
performing non-covered loans (1)	253.88	277.19	302.77
Allowance for losses on non-covered loans to total
non-covered loans (1)	0.41	0.42	0.41

(1)	Excludes the allowance for losses on PCI loans.

The following table summarizes the Company’s net charge-offs (recoveries) for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016:

	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2017	2016	2016
Charge-offs:
Multi-family	$--	$--	$--
Commercial real estate	--	--	--
One-to-four family	--	--	46
Acquisition, development, and construction	--	--	--
Other (1)	5,830	2,258	148
Total charge-offs	$5,830	$2,258	$194
Recoveries:
Multi-family	$--	$--	$--
Commercial real estate	(15)	(19)	(712)
One-to-four family	--	(2)	--
Acquisition, development, and construction	(100)	--	(167)
Other	(88)	(648)	(248)
Total recoveries	$(203)	$(669)	$(1,127)
Net charge-offs (recoveries)	$5,627	$1,589	$(933)
Net charge-offs (recoveries) to average loans (2)	0.01%	0.00%	(0.00)%

(1)	Includes New York City taxi medallion loans of $2.9 million, $2.3 million, and $78,000, respectively, in the three months ended March 31, 2017, December 31, 2016, and March 31, 2016.
(2)	The measures for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016 are non-annualized.

The following table presents the Company’s non-covered loans 30 to 89 days past due at March 31, 2017, December 31, 2016, and March 31, 2016:

(in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Non-Covered Loans 30 to 89 Days Past Due:
Multi-family	$8	$28	$760
Commercial real estate	1,202	--	--
One-to-four family	792	2,844	380
Acquisition, development, and construction	--	--	--
Other (1)	14,465	7,511	2,045
Total non-covered loans 30 to 89 days past due	$16,467	$10,383	$3,185

(1)	Includes New York City taxi medallion loans of $13.3 million, $6.8 million, and $1.4 million, respectively, at March 31, 2017, December 31, 2016, and March 31, 2016.

Securities

Primarily reflecting prepayments, securities declined $124.7 million from the year-end 2016 balance to $3.7 billion, representing 7.6% of total assets, at March 31, 2017. Included in the latter amount were securities held to maturity of $3.6 billion and securities available for sale of $50.2 million.

Funding Sources

In the three months ended March 31, 2017, deposits fell $161.4 million to $28.7 billion, primarily reflecting a $422.7 million decline in NOW and money market accounts to $13.0 billion. The latter reduction was largely offset by a $220.9 million rise in non-interest-bearing accounts to $2.9 billion, together with a $55.4 million increase in savings accounts to $5.3 billion. Certificates of deposit (“CDs”) had little impact on the decrease in total deposits, amounting to $7.6 billion at both March 31, 2017 and December 31, 2016. CDs represented 26.3% of total deposits at the end of the first quarter, and deposits represented 58.8% of total assets at that date.

The balance of wholesale borrowings fell to $12.9 billion at the end of the current first quarter from $13.3 billion at December 31st. Reflecting this reduction, borrowed funds fell $459.9 million sequentially to $13.2 billion, representing 27.1% of total assets at that date.

Stockholders’ Equity

Largely reflecting the capital raised through the aforementioned preferred stock offering, total stockholders’ equity rose $523.4 million from the year-end 2016 balance to $6.6 billion at the current first quarter-end. Common stockholders’ equity represented 12.58% and 12.52%, respectively, of total assets at March 31, 2017 and December 31, 2016, and a book value per common share of $12.57 at each of those dates.

Excluding goodwill of $2.4 billion and core deposit intangibles (“CDI”) of $54,000 from the balances of both common stockholders’ equity and total assets, tangible common stockholders’ equity rose $20.4 million sequentially to $3.7 billion, representing 7.99% of tangible assets and a tangible book value per common share of $7.58 at March 31, 2017. At the end of last year, and excluding goodwill of $2.4 billion and CDI of $208,000 from both common stockholders’ equity and total assets, tangible common stockholders’ equity totaled $3.7 billion, representing 7.93% of tangible assets and a tangible book value per common share of $7.57.(1)

In addition, the regulatory capital ratios for the Company and its subsidiary banks continued to exceed the regulatory requirements for “well capitalized” classification, as indicated in the table located on the last page of this release.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED MARCH 31, 2017

Net income available to common shareholders (“net income”) totaled $104.0 million in the current first quarter, equivalent to $0.21 per diluted common share. In the trailing and year-earlier quarters, net income totaled $113.7 million and $129.9 million, and was equivalent to $0.23 and $0.27 per diluted common share, respectively. The sequential and year-over-year declines were primarily due to a decrease in net interest income, as further discussed below.

Net Interest Income

The Company recorded net interest income of $294.9 million in the current first quarter, a $20.6 million decrease from the trailing-quarter level and a $32.9 million decrease from the year-earlier amount.

Linked-Quarter Comparison

The linked-quarter decline in net interest income was attributable to a variety of factors, including an increase in our cost of funds, as short-term interest rates rose in the quarter; a decline in the yield on our interest-earning assets as a rise in market interest rates reduced loan demand and the level of prepayment income; and a resultant decline in the size of our average balance sheet. Details of the linked-quarter decline follow:

  Interest income fell $16.2 million sequentially to $399.1 million in the current first quarter as a $14.5 million decline in the interest income from loans to $358.4 million combined with a $1.7 million decline in the interest income from securities to $40.7 million. Prepayment income contributed $12.1 million to interest income in the current first quarter, reflecting a linked-quarter reduction of $9.9 million.
  The decline in the interest income from loans was driven by a $597.2 million decrease in the average balance to $39.1 billion and a nine-basis point decline in the average yield to 3.67%. While the decline in the average balance was largely market-driven, the decrease in the average yield was a function of the drop in prepayment income. Prepayment income contributed $9.6 million to the interest income on loans, reflecting an $8.7 million linked-quarter decrease, and contributed 10 basis points to the average yield on loans, a decline of eight basis points.
  While the average yield on securities rose two basis points linked quarter, the benefit was exceeded by the impact of a $166.3 million decline in the average balance to $4.3 billion. The increase in the average yield was indicative of the rise in market interest rates during the quarter, while the decline in the average balance was largely due to repayments, as well as management’s current focus on restraining asset growth. Furthermore, prepayment income contributed $2.5 million to the interest income on securities in the current first quarter, a $1.3 million decrease, and contributed 24 basis points to the average yield, a 10-basis point decline.
  As a result, the average balance of interest-earning assets fell $763.5 million sequentially to $43.4 billion and the average yield on such assets fell eight basis points to 3.68%.
  Interest expense rose $4.4 million sequentially to $104.2 million, as a $3.5 million increase in the interest expense on interest-bearing deposits combined with a more modest increase in the interest expense on borrowed funds.
  Specifically, the interest expense on interest-bearing deposits rose to $48.7 million, as an $87.7 million rise in the average balance to $26.2 billion combined with a six-basis point rise in the average cost of such funds to 0.75%. In addition, the interest expense on borrowed funds rose to $55.6 million as the benefit of a $592.9 million decline in the average balance to $13.4 billion was exceeded by the impact of a 12-basis point increase in the average cost to 1.68%.
  As a result, the average balance of interest-bearing liabilities fell $505.3 million sequentially to $39.5 billion and the average cost of funds rose eight basis points to 1.07% in the first three months of this year.

Year-Over-Year Comparison

The following factors contributed to the year-over-year reduction in net interest income:

  Interest income fell $24.7 million year-over-year as a $22.4 million decline in the interest income from securities was coupled with a $2.3 million decline in the interest income from loans. Prepayment income contributed $23.7 million to interest income in the year-earlier first quarter, exceeding the current first-quarter amount by $11.6 million.
  The year-over-year reduction in the interest income from securities was driven by a $1.8 billion decline in the average balance and a 32-basis point drop in the average yield. While the decline in the average balance reflects the high volume of securities calls and repayments, the decline in the average yield reflects a 58-basis point reduction in the contribution of prepayment income from 82 basis points in the first quarter of 2016.
  The decline in the interest income from loans was the net effect of a $631.4 million rise in the average balance and an eight-basis point decline in the average yield. In addition, prepayment income contributed $11.0 million to the interest income from loans and 11 basis points to the average yield on such assets in the year-earlier quarter, exceeding the current first-quarter amounts by $1.5 million and one basis point, respectively.
  As a result, the average balance of interest-earning assets fell $1.2 billion from the year-earlier level and the average yield fell 12 basis points.
  Interest expense rose $8.3 million year-over-year as the interest expense on deposits rose $7.9 million and the interest expense on borrowed funds rose a far more modest amount.
  The year-over-year rise in interest expense stemming from deposits was due to a 12-basis point rise in the average cost of such funds, together with an $87.3 million rise in the average balance. The modest increase in the interest income from borrowed funds was driven by a 21-basis point rise in the average cost of such funding and tempered by a $1.7 billion decline in the average balance from the year-earlier amount.
  As a result, the average balance of interest-bearing liabilities fell $1.6 billion and the average cost of funds fell 13 basis points year-over-year.

Net Interest Margin

The direction of the Company’s net interest margin was consistent with that of its net interest income, and generally was driven by the same factors as those described above. At 2.71%, the margin was 15 basis points narrower than the trailing-quarter measure and 23 basis points narrower than the margin recorded in the first quarter of last year. The respective reductions were due, in part, to a decline in prepayment income from the levels recorded in the trailing and year-earlier quarters, as reflected in the following table:

(dollars in thousands)	March 31, 2017		December 31, 2016		March 31, 2016
Total interest income	$399,119		$415,348		$423,810

Prepayment income:
From loans	$9,566		$18,243		$11,034
From securities	2,548		3,814		12,696
Total prepayment income	$12,114		$22,057		$23,730

Net interest margin (including the contribution
of prepayment income)	2.71%		2.86%		2.94%
Less:
Contribution of prepayment income to net
interest margin:
From loans	9	bps	17	bps	10	bps
From securities	2		3		12
Total contribution of prepayment income to net
interest margin	11	bps	20	bps	22	bps

Adjusted net interest margin (i.e., excluding
the contribution of prepayment income) (1)	2.60%		2.66%		2.72%

(1)	“Adjusted net interest margin” is a non-GAAP financial measure as more fully discussed below.

While our net interest margin, including the contribution of prepayment income, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

1.	Adjusted net interest margin gives investors a better understanding of the effect of prepayment income on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

Adjusted net interest margin should not be considered in isolation or as a substitute for net interest margin, which is calculated in accordance with GAAP. Moreover, the manner in which we calculate this non-GAAP measure may differ from that of other companies reporting a non-GAAP measure with a similar name.

Provision for (Recovery of) Loan Losses

Provision for Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the allowance for non-covered loan losses, the Company recorded a $1.8 million provision for non-covered loan losses in the current first quarter, as compared to $5.2 million and $2.7 million in the three months ended December 31, 2016 and March 31, 2016, respectively.

Recovery of Losses on Covered Loans

Reflecting an increase in the cash flows expected from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recovered $5.8 million, $1.7 million, and $2.9 million from the allowance for covered loan losses in the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively.

The recoveries recorded in the respective quarters were largely offset by FDIC indemnification expense of $4.6 million, $1.3 million, and $2.3 million, which was recorded in “Non-interest income” in the respective periods.

Non-Interest Income

Non-interest income totaled $32.2 million in the current first quarter, down $202,000 from the trailing-quarter level and $3.1 million from the year-earlier amount.

The linked-quarter decline was driven by reductions in various revenue sources, including a $1.5 million decrease in bank-owned life insurance (“BOLI”) income to $6.3 million, and more modest reductions in fee income and net securities gains to $7.9 million and $2.0 million, respectively. In addition, the sale of loans generated a first-quarter loss of $266,000 in contrast to a $688,000 gain in the trailing quarter, and FDIC indemnification expense rose $3.3 million sequentially. The combined impact of these factors was largely offset by a $6.5 million increase in mortgage banking income to $9.8 million in the three months ended March 31, 2017.

The year-over-year decline in non-interest income reflects a similar combination of factors, including a $3.0 million reduction in BOLI income, a $2.3 million increase in FDIC indemnification expense, and the $6.0 million difference between the current first-quarter loss on loan sales and the year-earlier first-quarter gain. These reductions were somewhat offset by a $5.6 million increase in mortgage banking income and a $1.8 million increase in net securities gains.

The following table summarizes our mortgage banking income for the periods indicated:

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2017	2016	2016
Mortgage Banking Income:
Income from originations	$4,975	$6,901	$13,613
Servicing income (loss)	4,789	(3,640)	(9,475)
Total mortgage banking income	$9,764	$3,261	$4,138

As reflected in the preceding table, the year-over-year increase in mortgage banking income was largely driven by the $14.3 million difference between the servicing income recorded in the current first quarter and the year-earlier servicing loss. The loss was primarily due to a change in modeling assumptions used by the Company’s mortgage banking division for the valuation of mortgage servicing rights. In contrast, the higher level of income from originations recorded in the year-earlier first quarter was attributable to the higher volume of loans sold, as well as higher sales margins, and to the reversal of $5.9 million from the representation and warranty reserve on one-to-four family loans held for sale during that time.

Non-Interest Expense

Non-interest expense totaled $166.9 million in the current first quarter, a $3.7 million decrease from the trailing-quarter level and an $8.5 million increase from the year-earlier amount. Merger-related expenses added $6.0 million and $1.2 million, respectively, to non-interest expense in the trailing and year-earlier quarters; there were no comparable expenses in the first quarter of 2017.

The bulk of the Company’s non-interest expense consists of operating expenses, which totaled $166.8 million in the current first quarter, as compared to $164.2 million and $156.4 million, respectively, in the earlier periods. The linked-quarter increase was largely driven by a $5.3 million rise in compensation and benefits expense to $95.6 million, and tempered by a $3.1 million decline in general and administrative (“G&A”) expense to $46.2 million. The rise in compensation and benefits expense was due to a combination of factors, including the payment of payroll taxes, the addition of senior-level staff in certain back-office departments, normal salary increases, and certain incentive compensation. The decline in G&A expense was largely due to a reduction in advertising expenses, together with a decrease in legal fees. Occupancy and equipment expense rose modestly from the trailing-quarter level, totaling $25.1 million in the first three months of 2017.

The year-over-year rise in compensation and benefits expense was substantially greater, as a $6.3 million increase in compensation and benefits expense was coupled with a $4.9 million increase in G&A expense. While the year-over-year rise in compensation and benefits expense was generally attributable to the same factors as the linked-quarter increase, the year-over-year rise in G&A expense was largely attributable to higher FDIC insurance premiums and professional fees. The impact of these increases on the Company’s operating expenses was modestly tempered by a $756,000 decrease in occupancy and equipment expense.

Income Tax Expense

Income tax expense totaled $60.2 million in the current first quarter, a modest rise from the trailing-quarter level and a $14.7 million reduction from the year-earlier amount.

While pre-tax income fell $9.6 million sequentially, to $164.2 million, the effective tax rate rose to 36.67% in the current first quarter from 34.55% in the trailing three-month period. The level of the effective tax rate in the trailing quarter reflects the deductibility of certain merger-related expenses following the termination of the merger agreement with Astoria Financial Corporation in December 2016. In the first quarter of 2016, pre-tax income was $40.7 million higher than the current first-quarter level, and the effective tax rate was modestly lower at 36.58%.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.8 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.7 billion and 255 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank currently operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, April 26, 2017, at 8:30 a.m. (Eastern Daylight Time) to discuss its first quarter 2017 performance and strategies. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for “New York Community Bancorp” or “NYCB”. A replay will be available approximately three hours following completion of the call through 11:59 p.m. on April 30, 2017 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13658110. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 24, 2017.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10-K for the year ended December 31, 2016 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	March 31,	December 31,
	2017	2016
(in thousands, except share data)	(unaudited)
Assets
Cash and cash equivalents	$984,296	$557,850
Securities:
Available-for-sale	50,224	104,281
Held-to-maturity	3,642,104	3,712,776
Total securities	3,692,328	3,817,057
Loans held for sale	215,981	409,152
Non-covered mortgage loans held for investment:
Multi-family	27,053,626	26,961,486
Commercial real estate	7,536,268	7,727,258
One-to-four family	416,982	381,081
Acquisition, development, and construction	382,289	380,522
Total non-covered mortgage loans held for investment	35,389,165	35,450,347
Other non-covered loans:
Commercial and industrial	1,918,380	1,908,308
Other loans	22,944	24,067
Total non-covered other loans held for investment	1,941,324	1,932,375
Total non-covered loans held for investment	37,330,489	37,382,722
Less: Allowance for losses on non-covered loans	(154,450)	(158,290)
Non-covered loans held for investment, net	37,176,039	37,224,432
Covered loans	1,599,101	1,698,133
Less: Allowance for losses on covered loans	(17,906)	(23,701)
Covered loans, net	1,581,195	1,674,432
Total loans, net	38,973,215	39,308,016
Federal Home Loan Bank stock, at cost	577,943	590,934
Premises and equipment, net	379,304	373,675
FDIC loss share receivable	221,158	243,686
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	54	208
Other assets (includes $17,292 and $16,990, respectively, of other real estate owned
covered by loss sharing agreements)	1,560,135	1,598,998
Total assets	$48,824,564	$48,926,555

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$12,972,381	$13,395,080
Savings accounts	5,335,783	5,280,374
Certificates of deposit	7,562,207	7,577,170
Non-interest-bearing accounts	2,856,175	2,635,279
Total deposits	28,726,546	28,887,903
Borrowed funds:
Wholesale borrowings	12,854,500	13,314,500
Junior subordinated debentures	358,952	358,879
Total borrowed funds	13,213,452	13,673,379
Other liabilities	237,215	241,282
Total liabilities	42,177,213	42,802,564
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	503,116	--
Common stock at par $0.01 (900,000,000 shares authorized;
488,953,712 and 487,067,889 shares issued; and
488,953,712 and 487,056,676 shares outstanding, respectively)	4,890	4,871
Paid-in capital in excess of par	6,045,979	6,047,558
Retained earnings	149,425	128,435
Treasury stock, at cost (11,213 shares at December 31, 2016)	--	(160)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(1,336)	(753)
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses,
net of tax	(5,222)	(5,241)
Pension and post-retirement obligations, net of tax	(49,501)	(50,719)
Total accumulated other comprehensive loss, net of tax	(56,059)	(56,713)
Total stockholders’ equity	6,647,351	6,123,991
Total liabilities and stockholders’ equity	$48,824,564	$48,926,555

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
	2017	2016	2016
Interest Income:
Mortgage and other loans	$358,402	$372,883	$360,723
Securities and money market investments	40,717	42,465	63,087
Total interest income	399,119	415,348	423,810

Interest Expense:
NOW and money market accounts	19,709	16,395	14,619
Savings accounts	6,810	6,981	10,208
Certificates of deposit	22,131	21,746	15,890
Borrowed funds	55,552	54,706	55,227
Total interest expense	104,202	99,828	95,944
Net interest income	294,917	315,520	327,866
Provision for losses on non-covered loans	1,787	5,175	2,721
Recovery of losses on covered loans	(5,795)	(1,659)	(2,897)
Net interest income after provision for
(recovery of) loan losses	298,925	312,004	328,042

Non-Interest Income:
Mortgage banking income	9,764	3,261	4,138
Fee income	7,860	8,185	7,923
Bank-owned life insurance	6,337	7,807	9,336
Net (loss) gain on sales of loans	(266)	688	5,775
Net gain on sales of securities	1,979	2,934	163
FDIC indemnification expense	(4,636)	(1,327)	(2,318)
Other income	11,134	10,826	10,220
Total non-interest income	32,172	32,374	35,237

Non-Interest Expense:
Operating expenses:
Compensation and benefits	95,554	90,206	89,304
Occupancy and equipment	25,059	24,706	25,815
General and administrative	46,176	49,290	41,270
Total operating expenses	166,789	164,202	156,389
Amortization of core deposit intangibles	154	397	846
Merger-related expenses	--	6,003	1,213
Total non-interest expense	166,943	170,602	158,448
Income before income taxes	164,154	173,776	204,831
Income tax expense	60,197	60,043	74,922
Net income available to common shareholders	$103,957	$113,733	$129,909

Basic earnings per common share	$0.21	$0.23	$0.27
Diluted earnings per common share	$0.21	$0.23	$0.27

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

1.

Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

2.

Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

3.

Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016:

	At or for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2017	2016	2016
Total Stockholders’ Equity	$6,647,351	$6,123,991	$5,984,800
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(54)	(208)	(1,753)
Preferred stock	(503,116)	--	--
Tangible common stockholders’ equity	$3,708,050	$3,687,652	$3,546,916

Total Assets	$48,824,564	$48,926,555	$48,515,572
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles (“CDI”)	(54)	(208)	(1,753)
Tangible assets	$46,388,379	$46,490,216	$46,077,688

Average Common Stockholders’ Equity	$6,151,286	$6,123,550	$5,973,381
Less: Average goodwill and CDI	(2,436,286)	(2,436,559)	(2,438,438)
Average tangible common stockholders’ equity	$3,715,000	$3,686,991	$3,534,943

Average Assets	$48,736,309	$49,388,513	$49,951,947
Less: Average goodwill and CDI	(2,436,286)	(2,436,559)	(2,438,438)
Average tangible assets	$46,300,023	$46,951,954	$47,513,509

Net Income Available to Common Shareholders(1)	$103,957	$113,733	$129,909
Add back: Amortization of CDI, net of tax	92	238	508
Adjusted net income available to common shareholders(2)	$104,049	$113,971	$130,417

GAAP MEASURES:
Return on average assets	0.85%	0.92%	1.04%
Return on average common stockholders’ equity	6.76	7.43	8.70
Common stockholders’ equity to total assets	12.58	12.52	12.34
Book value per common share	$12.57	$12.57	$12.29
Non-GAAP MEASURES:
Return on average tangible assets	0.90%	0.97%	1.05%
Return on average tangible common stockholders’ equity	11.20	12.36	14.89
Tangible common stockholders’ equity to tangible assets	7.99	7.93	7.70
Tangible book value per common share	$7.58	$7.57	$7.28

(1)	To calculate our returns on average assets and average common stockholders’ equity for a period, we divide the net income available to common shareholders generated during that period by the average assets and the average common stockholders’ equity recorded during that time.
(2)	To calculate our returns on average tangible assets and average tangible common stockholders’ equity for a period, we adjust the net income available to common shareholders generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by the average tangible assets and the average tangible common stockholders’ equity recorded during that time.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

For the Three Months Ended
March 31, 2017	December 31, 2016	March 31, 2016
Average	Average	Average
Average	Yield/	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$39,069,323	$358,402	3.67%	$39,666,550	$372,883	3.76%	$38,437,915	$360,723	3.75%
Securities and money market investments	4,349,028	40,717	3.77	4,515,294	42,465	3.75	6,176,122	63,087	4.09
Total interest-earning assets	43,418,351	399,119	3.68	44,181,844	415,348	3.76	44,614,037	423,810	3.80
Non-interest-earning assets	5,317,958	5,206,669	5,337,910
Total assets	$48,736,309	$49,388,513	$49,951,947
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,213,490	$19,709	0.60%	$13,242,362	$16,395	0.49%	$13,285,335	$14,619	0.44%
Savings accounts	5,250,724	6,810	0.53	5,327,346	6,981	0.52	6,863,220	10,208	0.60
Certificates of deposit	7,687,089	22,131	1.17	7,493,925	21,746	1.15	5,915,482	15,890	1.08
Total interest-bearing deposits	26,151,303	48,650	0.75	26,063,633	45,122	0.69	26,064,037	40,717	0.63
Borrowed funds	13,395,369	55,552	1.68	13,988,313	54,706	1.56	15,063,985	55,227	1.47
Total interest-bearing liabilities	39,546,672	104,202	1.07	40,051,946	99,828	0.99	41,128,022	95,944	0.94
Non-interest-bearing deposits	2,735,560	2,990,053	2,647,331
Other liabilities	218,726	222,964	203,213
Total liabilities	42,500,958	43,264,963	43,978,566
Stockholders’ equity	6,235,351	6,123,550	5,973,381
Total liabilities and stockholders’ equity	$48,736,309	$49,388,513	$49,951,947
Net interest income/interest rate spread	$294,917	2.61%	$315,520	2.77%	$327,866	2.86%
Net interest margin	2.71%	2.86%	2.94%
Ratio of interest-earning assets to interest-
bearing liabilities	1.10	x	1.10	x	1.08	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except share and per share data)	2017	2016	2016
PROFITABILITY MEASURES:
Net income available to common shareholders	$103,957	$113,733	$129,909
Basic earnings per common share	0.21	0.23	0.27
Diluted earnings per common share	0.21	0.23	0.27
Return on average assets	0.85%	0.92%	1.04%
Return on average tangible assets (1)	0.90	0.97	1.10
Return on average common stockholders’ equity	6.76	7.43	8.70
Return on average tangible common stockholders’ equity (1)	11.20	12.36	14.76
Efficiency ratio (2)	50.99	47.20	43.07
Operating expenses to average assets	1.37	1.33	1.25
Net interest rate spread	2.61	2.77	2.86
Net interest margin	2.71	2.86	2.94
Effective tax rate	36.67	34.55	36.58
Shares used for basic common EPS computation	486,511,756	485,337,734	484,605,397
Shares used for diluted common EPS computation	486,511,756	485,337,734	484,605,397
Common shares outstanding at the respective period-ends	488,953,712	487,056,676	486,929,814
(1)	Please see the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 13 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	March 31, 2017	December 31, 2016	March 31, 2016
CAPITAL MEASURES:
Book value per common share	$12.57	$12.57	$12.29
Tangible book value per common share (1)	7.58	7.57	7.28
Common stockholders’ equity to total assets	12.58%	12.52%	12.34%
Tangible common stockholders’ equity to tangible assets (1)	7.99	7.93	7.70
(1)	Please see the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 13 of this release.

	March 31, 2017	December 31, 2016	March 31, 2016
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	10.79%	10.62%	10.27%
Tier 1 risk-based capital ratio	12.23	10.62	10.27
Total risk-based capital ratio	13.72	12.12	11.79
Leverage capital ratio	9.24	8.00	7.60
New York Community Bank
Common equity tier 1 ratio	12.65%	11.23%	10.08%
Tier 1 risk-based capital ratio	12.65	11.23	10.08
Total risk-based capital ratio	13.10	11.71	11.31
Leverage capital ratio	9.55	8.45	8.03
New York Commercial Bank
Common equity tier 1 ratio	14.90%	14.14%	14.30%
Tier 1 risk-based capital ratio	14.90	14.14	14.30
Total risk-based capital ratio	15.94	15.15	14.96
Leverage capital ratio	10.82	10.53	10.46
(1)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a tier 1 risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032